Exhibit (n)


                           NVEST CASH MANAGEMENT TRUST
                       NVEST TAX EXEMPT MONEY MARKET TRUST

     PLAN PURSUANT TO RULE 18F-3(D) UNDER THE INVESTMENT COMPANY ACT OF 1940
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                      As amended effective December 1, 2000

Each series ("Fund") of Nvest Cash Management Trust and Nvest Tax Exempt Money Market Trust (the "Trusts") may from time to time issue one or more of the of the following classes of shares: Class A shares, Class B shares, and Class C shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's prospectus as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of each Trust by action of the Board of Trustees of each Trust.

INITIAL SALES CHARGE/CONTINGENT DEFERRED SALES CHARGE ("CDSC")
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Classes A, B, and C shares are offered at their net asset value ("NAV"), without an initial sales charge or CDSC.

SERVICE, ADMINISTRATION AND DISTRIBUTION FEES
---------------------------------------------

Classes A, B and C shares are identical except with respect to certain exchange privileges described below and in the Fund's prospectus. Class A, B, and C shares do not pay any distribution or service fees.


CONVERSION AND EXCHANGE FEATURES
--------------------------------

Class A shares of a Fund can be exchanged for Class A shares of any other Fund with no sales charge. Class A, Class B, or Class C shares of a Fund acquired by exchange from either another Fund or a series of Nvest Funds Trust I, Nvest Funds Trust II, Nvest Funds Trust III, Nvest Kobrick Investment Trust, or Nvest Companies Trust I (Nvest AEW Real Estate Fund series only) (the "Stock or Bond Funds") will be subject to a CDSC if, and to the same extent as, the shares exchanged were subject to a CDSC.

Class A shares on which no sales charge was previously paid may be exchanged for Class A shares of any of the Stock or Bond Funds on the basis of relative net asset value plus the sales charge applicable to initial purchases of Class A shares of the Stock or Bond Fund into which the shareholder is exchanging.

Class A shares which have previously been subject to a sales charge may be exchanged on the basis of relative net asset value, without the payment of a sales charge, for Class A shares of any of the Stock or Bond Funds, except as described in the remainder of this paragraph. The absence of sales charges on exchanges described in the previous sentence is subject to two exceptions: (i) Class A shares of a Fund acquired through exchange from Class A shares of Nvest Intermediate Term Tax Free Fund of California may be exchanged for Class A shares of another Stock or Bond Fund at net asset value only if the shareholder held the California Fund shares for at least six months; otherwise, such shareholder will pay the difference between any sales charge already paid on the California Fund shares and the higher sales charge of the Stock or Bond Fund into which such shareholder is exchanging; and (ii) if Class A shares of a Fund acquired through exchange from Class A shares of Nvest Short Term Corporate Income Fund (the "Short Term Corporate Fund")purchased before December 1, 1998 are exchanged for shares of another Stock or Bond Fund that has a higher sales charge, the shareholder will pay the difference between any sales charge already paid on the Short Term Corporate Fund

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shares and the higher sales charge of the Stock or Bond Fund into which such shareholder is exchanging will be paid.

Class B shares of a Fund may be exchanged for Class B shares of any other Fund with no sales charge. Class B shares of a Fund may be exchanged for Class B shares of any of the Stock or Bond Funds on the basis of relative net asset value, subject to the CDSC schedule of the Stock or Bond Fund acquired. For purposes of computing the CDSC payable upon redemption of shares acquired by such exchange, and the conversion of such shares to Class A shares, the holding period of any Class B Stock or Bond Fund shares that were exchanged for Class B shares of a Fund is included, but the holding period of the Class B shares of a Fund is not included.

Class C shares in accounts of Cash Management Trust - Money Market Series established prior to November 21, 2000 or that have previously been subject to a sales charge may be exchanged for Class C shares of any Stock or Bond Fund without a sales charge. Class C shares in accounts of Cash Management Trust - Money Market Series established on or after December 1, 2000 may be exchanged for Class C shares of any Stock or Bond Fund subject to the Stock or Bond Fund's sales charge and CDSC schedule.


















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